EXHIBIT 99.1

For Immediate Release

MICHAEL CAULFIELD TO JOIN DIGITAL ALLY
AS
VICE PRESIDENT OF STRATEGIC DEVELOPMENT

OVERLAND PARK, Kansas (June 1, 2009) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that Michael Caulfield will join the Company’s management team as Vice President of Strategic Development, effective June 1, 2009.

Mr. Caulfield was most recently (2006-2009) a Managing Director at Banc of America Securities (“BAS”), where he was responsible for the investment banking firm’s relationships with a broad range of large industrial companies.  He was also in charge of BAS’s global investment banking activities involving the Safety, Security, Engineering and Construction Industries.

Prior to joining BAS, Mr. Caulfield spent six years (2000-2006) as a Managing Director with Morgan Stanley in New York City, leading that global investment banking firm’s efforts in the Aerospace and Defense Industries.  He was also responsible for the investment banking relationships with a number of Morgan Stanley’s largest clients.

From 1989 to 2000, he worked at General Electric Capital Corp., where he served as a Managing Director and head of the Corporate Finance Group.  In this capacity, he advised GE Capital and the industrial divisions of General Electric on such issues as capital structuring, mergers and acquisitions, and private equity transactions.

Mr. Caulfield received an MBA from the Wharton School of the University of Pennsylvania and a B.S. Degree from the University of Minnesota.

“We are very pleased to welcome Michael to the Digital Ally management team,” stated Stanton E. Ross, the Company’s Chief Executive Officer.  “His extensive contacts within the financial community, along with his experience as a financial and strategic advisor to a broad range of public and private companies, should be of great benefit to Digital Ally as we pursue an aggressive growth strategy that can leverage the full potential of our advanced digital technologies within an expanding number of industries and markets.”

“In addition to his extensive experience in providing merger and acquisition services, Mr. Caulfield has over twenty years of experience in raising public and private debt and equity for his clients. He has served as an advisor to many of the largest companies in the security sector, including Raytheon, Lockheed Martin, Cogent Systems and Federal Signal,” concluded Ross.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com